EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of our report dated March 30, 2013, except as it relates to the effects of the reportable business segment changes as described in Notes 1 and 20, as to which the date is January 14, 2015, with respect to the consolidated balance sheet of Stonegate Mortgage Corporation and subsidiaries (the Company) as of December 31, 2012, and the related consolidated statement of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011, incorporated herein by reference to the Form 8-K of the Company dated January 14, 2015.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Richey, May & Co., LLP

RICHEY, MAY & CO., LLP
January 14, 2015